EXHIBIT  12.01


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

HAYNES  INTERNATIONAL,  INC.
RATIO  OF  EARNINGS  BEFORE  FIXED  CHARGES  TO  FIXED  CHARGES


                                        1994      1995      1996       1997        1998
                                    ---------  --------  -------  ----------  ----------
Line 1  Income (Loss) before
        income taxes,
        extraordinary item and
        cumulative effect of
        change in accounting
        principle                   $(60,446)  $(5,458)  $   160  $   3,705   $   4,773
Line 2  Interest on indebtedness      18,236    18,789    20,638     19,464      19,924
Line 3  Amortization of debt
        issuance costs                 1,680     1,444     1,353      1,144       1,247
Line 4  Estimated interest portion
        of rental expense                522       477       464        589         564
                                    ---------  --------  -------  ----------  ----------
Line 5  Total earnings before
        fixed charges               $(40,008)  $15,252   $22,615  $  24,902   $  26,508
Line 6  Interest on indebtedness    $ 18,236   $18,789   $20,638  $19,596(1)   19,934(1)
Line 7  Amortization of debt
        issuance costs                 1,680     1,444     1,353      1,144       1,247
Line 8  Estimated interest portion
        of rental expense                522       477       464        589         564
                                    ---------  --------  -------  ----------  ----------
Line 9  Total fixed charges         $ 20,438   $20,710   $22,455  $  21,329   $  21,745
        Ratio of earnings before
        fixed charges to fixed
        charges                     N/A(2)     N/A(2)       1.01       1.17        1.22


(1)  Includes  $132  and  $10,  for 1997 and 1998, respectively, of capitalized interest expense.
(2)  Earnings  before  fixed  charges  were  insufficient  to  cover  fixed  charges.
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